Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Sirius XM Radio Inc.:
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sirius XM Radio Inc. (a) of our reports dated February 25, 2010, with respect to the consolidated balance sheets of Sirius XM Radio Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years then ended and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Sirius XM Radio Inc. incorporated herein by reference and (b) of our report dated June 29, 2010, with respect to the statements of net assets available for benefits of the Sirius XM Radio 401(k) Savings Plan (formerly, the Sirius Satellite Radio 401(k) Savings Plan) as of December 31, 2009 and 2008, the related statement of changes in net assets available for benefits for the year ended December 31, 2009, and the related Supplemental Schedule H, line 4a – schedule of delinquent participant contributions for the year ended December 31, 2009, Schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2009 and Schedule H, line 4j – schedule of reportable transactions for the year ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of the Sirius XM Radio 401(k) Savings Plan (formerly, the Sirius Satellite Radio 401(k) Savings Plan) incorporated herein by reference.
/s/ KPMG LLP
New York, NY
September 8, 2010